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                                                                   EXHIBIT 23(b)

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Torchmark Corporation:

We consent to the use of our reports incorporated herein by reference to our firm under the heading "Experts" in the prospectus. The report of KPMG Peat Marwick LLP covering the December 31, 1996, financial statements of Torchmark Corporation refers to a change in accounting principles to adopt the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

                        /s/ KPMG Peat Marwick LLP

Birmingham, Alabama
May 14, 1997